Exhibit 4.2

BANCO SANTANDER, S.A.

as Issuer,

THE BANK OF NEW YORK MELLON,

London Branch

as Trustee, Calculation Agent and Principal Paying Agent

and

THE BANK OF NEW YORK MELLON SA/NV,

Luxembourg Branch

as Senior Preferred Debt Securities Registrar

FIRST SUPPLEMENTAL INDENTURE

dated as of June 30, 2021

to

SENIOR PREFERRED DEBT SECURITIES INDENTURE

dated as of June 30, 2021

FIRST SUPPLEMENTAL INDENTURE (“First Supplemental Indenture”), dated as of June 30, 2021, among BANCO SANTANDER, S.A., a sociedad anónima incorporated under the laws of The Kingdom of Spain (the “Company”), having its principal executive office located at Ciudad Grupo Santander, Avenida de Cantabria s/n, 28660 Boadilla del Monte, Madrid, Spain, THE BANK OF NEW YORK MELLON, London Branch, a banking corporation duly organized and existing under the laws of the State of New York, as trustee (the “Trustee,” which term includes any successor Trustee), calculation agent (the “Calculation Agent,” which term includes any successor Calculation Agent) and principal paying agent (the “Principal Paying Agent,” which term includes any successor Principal Paying Agent), having its Corporate Trust Office at One Canada Square, London, E14 5AL, United Kingdom, and THE BANK OF NEW YORK MELLON SA/NV, Luxembourg Branch, a société anonyme/naamloze vennootschap, incorporated under the laws of Belgium, as senior preferred debt securities registrar (the “Senior Preferred Debt Securities Registrar”), having its principal office at 2-4 Rue Eugène Ruppert, L-2453 Luxembourg, Luxembourg.

WITNESSETH

WHEREAS, the Company and the Trustee have executed and delivered a Senior Preferred Debt Securities Indenture dated as of June 30, 2021 (the “Base Indenture” and, the Base Indenture, as supplemented and amended by this First Supplemental Indenture, the “Senior Preferred Debt Securities Indenture”), to provide for the issuance of the Company’s senior preferred debt securities (the “Senior Preferred Debt Securities”), including the Senior Preferred Notes (as defined below).

WHEREAS, Section 9.01(d) of the Base Indenture permits the Company and the Trustee to change or eliminate any provisions of the Base Indenture without the consent of Holders, subject to certain conditions;

WHEREAS, Section 9.01(f) of the Base Indenture permits the Company and the Trustee to enter into a supplemental indenture to establish the forms or terms of Senior Preferred Debt Securities of any series as permitted under Sections 2.01 and 3.01 of the Base Indenture without the consent of Holders;

WHEREAS, there are no debt securities Outstanding of any series created prior to the execution of this First Supplemental Indenture that are entitled to the benefit of the provisions set forth herein or that would be adversely affected by such provisions;

WHEREAS, the Executive Committee of the Company has authorized the entry into this First Supplemental Indenture and the establishment of the Senior Preferred Notes (as defined below), as required by Section 9.01 of the Base Indenture;

WHEREAS, the parties hereto desire to establish a series of Senior Preferred Debt Securities to be known as the Series 115 0.701% Senior Preferred Fixed-to-Fixed Rate Notes due 2024 (the “Senior Preferred Notes”) pursuant to Sections 2.01 and 3.01 of the Base Indenture. The Senior Preferred Notes may be issued from time to time, and any Senior Preferred Notes issued as part of the series created herein will constitute a single series of Senior Preferred Debt Securities under the Senior Preferred Debt Securities Indenture and shall be included in the definition of “Senior Preferred Notes” where the context requires;

WHEREAS, the Company has requested and hereby requests that the Trustee execute and deliver this First Supplemental Indenture and the Company has provided the Trustee with an Executive Committee Resolution authorizing the execution of this First Supplemental Indenture;

WHEREAS, all actions required by the Company to be taken in order to make this First Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms, have been taken and performed, and the execution and delivery of this First Supplemental Indenture has been duly authorized in all respects; and

WHEREAS, where indicated, this First Supplemental Indenture shall amend and supplement the Base Indenture; and to the extent that the terms of the Base Indenture are inconsistent with such provisions of this First Supplemental Indenture, the terms of this First Supplemental Indenture shall govern.

NOW, THEREFORE, the Company and the Trustee mutually covenant and agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definition of Terms. For all purposes of this First Supplemental Indenture:

(a) a term defined anywhere in this First Supplemental Indenture has the same meaning throughout;

(b) capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Base Indenture;

(c) the singular includes the plural and vice versa;

(d) headings are for convenience of reference only and do not affect interpretation; and

(e) for the purposes of this First Supplemental Indenture and the Base Indenture, the term “series” shall mean a series of the Senior Preferred Debt Securities.

ARTICLE 2

FORM OF SENIOR PREFERRED NOTES

Section 2.01. Terms of the Senior Preferred Notes. The following terms relating to the Senior Preferred Notes are hereby established pursuant to Section 3.01 of the Base Indenture:

(a) The Senior Preferred Notes shall be designated as: the Series 115 0.701% Senior Preferred Fixed-to-Fixed Rate Notes due 2024;

(b) The price at which the Senior Preferred Notes shall be issued is 100.000% of the principal amount thereof;

(c) The aggregate principal amount of the Senior Preferred Notes that may be authenticated and delivered under the Senior Preferred Debt Securities Indenture shall not exceed $1,500,000,000, except as otherwise provided in the Senior Preferred Debt Securities Indenture, including Section 2.01(t) hereof;

(d) Principal on the Senior Preferred Notes shall be payable on June 30, 2024 (the “Maturity Date”);

(e) The Senior Preferred Notes shall be issued in global registered form on June 30, 2021. From (and including) the date of issuance to (and excluding) June 30, 2023 (the “Reset Date”), interest on the Senior Preferred Notes will be payable at a fixed rate of 0.701% per annum. From (and including) the Reset Date to (but excluding) the Maturity Date (the “Reset Period”), interest on the Senior Preferred Notes will be payable at a fixed rate equal to the applicable U.S. Treasury Rate (as defined herein) as of the second business day preceding the Reset Date (the “Reset Determination Date”), plus 0.450% per annum. Interest will be payable semi-annually in arrears on June 30 and December 30 (each, an “Interest Payment Date”), commencing December 30, 2021, up to and including the Maturity Date or any date of earlier redemption;

Interest on the Senior Preferred Notes will be calculated on the basis of a 360-day year divided into twelve months of 30 days each and, in the case of an incomplete month, the actual number of days elapsed in such month. The Regular Record Dates for the Senior Preferred Notes will be 15 calendar days immediately preceding the relevant Interest Payment Date, whether or not a Business Day;

(f) No premium, upon redemption or otherwise, shall be payable by the Company on the Senior Preferred Notes;

(g) Principal of and any interest on the Senior Preferred Notes shall be paid to the Holder through The Bank of New York Mellon, as paying agent of the Company having offices in London, United Kingdom and the Borough of Manhattan, The City of New York;

(h) The Senior Preferred Notes shall not be redeemable except as provided in Article 11 of the Senior Preferred Debt Securities Indenture, as amended by Section 3.11 hereof;

(i) The Company shall have no obligation to redeem or purchase the Senior Preferred Notes pursuant to any sinking fund or analogous provision;

(j) The Senior Preferred Notes shall be issued only in minimum denominations of $200,000 and integral multiples of $200,000 in excess thereof;

(k) The principal amount of the Senior Preferred Notes shall be payable, subject to the conditions set forth in Section 3.07 hereto, upon the declaration of acceleration thereof pursuant to Section 5.02 of the Base Indenture, as amended by Section 3.07 hereto;

(l) Additional Amounts in respect of the Senior Preferred Notes shall be payable as set forth in the Senior Preferred Debt Securities Indenture;

(m) The Senior Preferred Notes shall be denominated in, and payments thereon shall be made in, U.S. Dollars only;

(n) The payment of principal of or interest, if any, on the Senior Preferred Notes shall be payable only in the coin or currency in which the Senior Preferred Notes are denominated;

(o) The Senior Preferred Notes will be issued in the form of one or more global securities in registered form, without coupons attached, and initially registered in the name of Cede & Co., as nominee of The Depository Trust Company, the Depositary;

(p) The Senior Preferred Notes will not be initially issued in definitive form;

(q) The Events of Default on the Senior Preferred Notes are as provided for in the Senior Preferred Debt Securities Indenture;

(r) The Company agrees with respect to the Senior Preferred Notes and each Holder of the Senior Preferred Notes, by his or her acquisition of the Senior Preferred Notes will be deemed to have agreed to the ranking as described in Section 2.02 of the Senior Preferred Debt Securities Indenture. Each such Holder will be deemed to have irrevocably waived his or her rights of priority which would otherwise be accorded to him or her under the laws of Spain, to the extent necessary to effectuate the ranking provisions of the Senior Preferred Notes. In addition, each Holder of the Senior Preferred Notes by his or her acquisition of such Senior Preferred Notes authorizes and directs the Trustee on his or her behalf to take such action as may be necessary or appropriate to effectuate the ranking of such Senior Preferred Notes as provided in the Senior Preferred Debt Securities Indenture, and appoints the Trustee as his or her attorney-in-fact for any and all such purposes;

(s) The form of the Senior Preferred Notes to be issued on the date hereof shall be substantially in the form of Exhibit A hereto;

(t) The Company may issue additional Senior Preferred Notes (“Additional Senior Preferred Notes”) after the date hereof having the same ranking and same interest rate, maturity date, redemption terms and other terms, except for the price to the public, original interest accrual date, issue date and first Interest Payment Date, as the

Senior Preferred Notes; provided, however, that such Additional Senior Preferred Notes will not have the same CUSIP, ISIN or other identifying number as the outstanding Senior Preferred Notes unless the Additional Senior Preferred Notes are fungible with the Senior Preferred Notes for U.S. federal income tax purposes. Any such Additional Senior Preferred Notes, together with the Senior Preferred Notes, will constitute a single series of securities under the Senior Preferred Debt Securities Indenture;

(u) The Company appoints The Bank of New York Mellon, London Branch, as the initial Calculation Agent and Principal Paying Agent for the Senior Preferred Notes;

(v) The Company appoints The Bank of New York Mellon SA/NV, Luxembourg Branch, as the Senior Preferred Debt Securities Registrar for the Senior Preferred Notes pursuant to Section 3.05 of the Base Indenture;

(w) If a TLAC/MREL Disqualification Event or a tax event that would entitle the Company to redeem the Senior Preferred Notes as set forth in Section 11.08 of the Base Indenture occurs and is continuing, the Company may substitute all (but not some) of the Senior Preferred Notes or modify the terms of all (but not some) of the Senior Preferred Notes as provided for in Section 8.04 of the Senior Preferred Debt Securities Indenture;

(x) Subject to applicable law, neither any Holder or beneficial owner of the Senior Preferred Notes nor the Trustee acting on behalf of the Holders of the Senior Preferred Notes may exercise, claim or plead any right of set-off, netting, compensation or retention in respect of any amount owed to it by the Company in respect of, or arising under, or in connection with, the Senior Preferred Notes as provided for in Section 5.15 of the Senior Preferred Debt Securities Indenture;

(y) Each Holder of the Senior Preferred Notes acknowledges, accepts, consents to and agrees to be bound by the effect of the exercise of the Bail-in Power by the Relevant Resolution Authority as provided for in Article 12 of the Senior Preferred Debt Securities Indenture; and

(z) The Bank of New York Mellon SA/NV, Luxembourg Branch, as the Senior Preferred Debt Securities Registrar for the Senior Preferred Notes acknowledges, accepts, consents to and agrees to be bound by the effect of the exercise of the Bail-in Power by the Relevant Resolution Authority as provided for in Article 12 of the Senior Preferred Debt Securities Indenture.

ARTICLE 3

ADDITIONAL TERMS APPLICABLE TO THE SENIOR PREFERRED NOTES

Section 3.01. Addition of Definitions. With respect to the Senior Preferred Notes only, Section 1.01 of the Base Indenture is amended to include the following definitions (which shall be deemed to arise in Section 1.01 in their proper alphabetical order):

“Additional Senior Preferred Notes” shall have the meaning provided in Section 2.01(t) hereof.

“Comparable Treasury Issue” means, with respect to the Reset Period, the U.S. Treasury security or securities selected by the Company (and notified to the Calculation Agent) with a maturity date on or about the last day of the Reset Period, and that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities denominated in U.S. dollars and having a maturity of one year.

“Comparable Treasury Price” means, with respect to the Reset Date, (i) the arithmetic average of the Reference Treasury Dealer Quotations for the Reset Date (calculated on the Reset Determination Date preceding the Reset Date), after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if fewer than five such Reference Treasury Dealer Quotations are received, the arithmetic average of all such quotations, or (iii) if fewer than two such Reference Treasury Dealer Quotations are received, then such Reference Treasury Dealer Quotation as quoted in writing to the Company and the Calculation Agent by a Reference Treasury Dealer.

“H.15” means the daily statistical release designated as such and published by the Board of Governors of the United States Federal Reserve System under the caption “Treasury constant maturities,” or any successor or replacement publication as determined by the Company (and notified to the Calculation Agent) that establishes yield on actively traded U.S. Treasury securities adjusted to constant maturity, and “most recent H.15” means, in respect of the Reset Period, the H.15 which includes a yield to maturity for U.S. Treasury securities with a maturity of one year published closest in time but prior to the Reset Determination Date.

“Issue Date” means June 30, 2021, being the date of the initial issue of the Senior Preferred Notes.

“Maturity Date” means June 30, 2024.

“Reference Treasury Dealer” each of up to five banks selected by the Company, or the affiliates of such banks, which are (i) primary U.S. Treasury securities dealers, and their respective successors, or (ii) market makers in pricing corporate bond issues denominated in U.S. dollars.

“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and the Reset Date, the arithmetic average, as determined by the Calculation Agent, of the bid and offered prices for the applicable Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, at 11:00 a.m. (New York City time), on the Reset Determination Date.

“Reset Date” means June 30, 2023.

“Reset Determination Date” means the second business day preceding the Reset Date.

“Reset Period” means the period from (and including) the Reset Date to (but excluding) the Maturity Date.

“U.S. Treasury Rate” means, in relation to the Reset Date and the Reset Period commencing on the Reset Date, the rate per annum equal to: (1) the average of the yields on actively traded U.S. Treasury securities adjusted to constant maturity, for one-year maturities, for the five business days immediately prior to the Reset Determination Date, published in the most recent H.15, for the maturity of one year; or (2) if such release (or any successor release) is not published during the week immediately prior to the Reset Determination Date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the Reset Date.

The U.S. Treasury Rate shall be determined by the Calculation Agent.

If the U.S. Treasury Rate cannot be determined, for whatever reason, as described under (1) or (2) above, “U.S. Treasury Rate” means the rate in percentage per annum as notified by the Calculation Agent to the Company equal to the yield on U.S. Treasury securities having a maturity of one year as set forth in the most recent H.15 at 5:00 p.m. (New York City time) on the Reset Determination Date, as applicable, on which such rate was set forth in such release (or any successor release, as determined by the Company and notified to the Calculation Agent).

Section. 3.02. [Reserved]

Section 3.03. [Reserved]

Section 3.04. Payment. Notwithstanding Section 3.07 of the Base Indenture, payments of interest, if any, and any Additional Amounts on the Senior Preferred Notes may be made by wire transfer of immediately available funds.

Section 3.05. Deletion of Satisfaction and Discharge Provisions. With respect to the Senior Preferred Notes only, Article 4 of the Base Indenture is deleted in its entirety.

Section 3.06. Replacement of Provisions with Respect to Events of Default. With respect to the Senior Preferred Notes only, Section 5.01(a) of the Base Indenture is hereby replaced with the following:

Except as otherwise provided pursuant to Section 3.01, if any of the following events occurs and is continuing with respect to the Senior Preferred Debt Securities of any series, it shall constitute an “Event of Default”:

(i) Non-payment: default is made in the payment of any interest or principal due in respect of the Senior Preferred Debt Securities of that series or any of them and such default continues for a period of seven days (or such other period as may be specified pursuant to Section 3.01); or

(ii) Winding up: any order is made by any competent court or resolution passed for the winding up or liquidation of the Company (except in any such case for the purpose of reconstruction or amalgamation or a merger or spin-off or any other structural modification (modificación estructural) which has been previously approved by the Holders of at least a majority of the outstanding principal amount of the Senior Preferred Debt Securities of that series or a merger with, or spin-off or other structural modification into, another institution in this case even without being approved by Holders of the Senior Preferred Debt Securities of such series, provided that such merger, spin-off or other structural modification is carried out in compliance with the requirements set forth in Section 8.01.

Section 3.07. Replacement of Provisions with Respect to Acceleration of Maturity; Rescission and Annulment. With respect to the Senior Preferred Notes only, Section 5.02 of the Base Indenture is hereby replaced with the following:

Enforcement of Remedies. (a) If an Event of Default occurs as set forth in paragraph (a)(i) of Section 5.01, then the Trustee or the Holders of at least 25% in outstanding principal amount of the Senior Preferred Debt Securities of that series may institute proceedings for the winding up or liquidation of the Company but may take no further action in respect of such default.

If an Event of Default occurs as set forth in paragraph (a)(ii) of Section 5.01, then the Trustee or the Holders of at least 25% in outstanding principal amount of the Senior Preferred Debt Securities of that series may declare such Senior Preferred Debt Securities of such series immediately due and payable whereupon the Senior Preferred Debt Securities of such series shall, when permitted by applicable Spanish insolvency law, become immediately due and payable at their Early Termination Amount together with all interest (if any) accrued thereon.

Without prejudice to paragraphs (a)(i) and (a)(ii) of Section 5.01, the Trustee or the holders of at least 25% in outstanding principal amount of the Senior Preferred Debt Securities of any series may at their discretion and without further notice, institute such proceedings against the Company as they may think fit to enforce any obligation, condition or provision binding on the Company under the Senior Preferred Debt

Securities of such series, provided that, except as provided in Section 5.01(a)(ii) winding-up above, the Company shall not as a consequence of such proceedings be obliged to pay any sum or sums representing or measured by reference to principal or interest in respect of the Senior Preferred Debt Securities of such series sooner than the same would otherwise have been payable by it or any damages.

Section 3.08. Deletion of Provisions with Respect to Selection by the Trustee of Senior Preferred Debt Securities to Be Redeemed. With respect to the Senior Preferred Notes only, the first paragraph of Section 11.03 of the Base Indenture is deleted in its entirety.

Section 3.09. Replacement of Provisions with Respect to Optional Early Redemption (Call). With respect to the Senior Preferred Notes only, Section 11.10 of the Base Indenture is hereby replaced with the following:

Optional Early Redemption (Call). The Senior Preferred Debt Securities may be redeemed at the Company’s option, in whole but not in part, on the Reset Date, in accordance with the requirements of Applicable Banking Regulations in force at the relevant time and subject to the Company obtaining Supervisory Permission therefor, if and as required, at a redemption price equal to 100% of the principal amount of the Senior Preferred Debt Securities, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Section 3.10. Deletion of Provisions with Respect to Optional Early Redemption (Put). With respect to the Senior Preferred Notes only, Section 11.11 of the Base Indenture is deleted in its entirety.

Section 3.11. Replacement of Provisions with Respect to Optional Redemption for TLAC/MREL Disqualification Event. With respect to the Senior Preferred Notes only, Section 11.12 of the Base Indenture is hereby replaced with the following:

Optional Redemption for TLAC/MREL Disqualification Event. If a TLAC/MREL Disqualification Event has occurred and is continuing, then the Company may, at its option and having given not less than 15 nor more than 30 days’ notice to the Holders of the Senior Preferred Debt Securities of such series in accordance with Section 11.04 above (which notice shall be irrevocable and shall specify the date for redemption) and a concurrent copy thereof to the Trustee, elect to redeem in whole but not in part the Outstanding Senior Preferred Debt Securities of such series at their principal amount, together with any accrued and unpaid interest thereon to (but excluding) the date fixed for redemption (“Early Redemption Amount (TLAC/MREL Disqualification Event)”).

Redemption for a TLAC/MREL Disqualification Event is subject to the Company obtaining Supervisory Permission, if and as required under Applicable Banking Regulations and may only take place in accordance with Applicable Banking Regulations in force at the relevant time.

ARTICLE 4

MISCELLANEOUS

Section 4.01. Effect of Supplemental Indenture. Upon the execution and delivery of this First Supplemental Indenture by each of the Company and the Trustee, the Base Indenture shall be supplemented in accordance herewith, and this First Supplemental Indenture shall form a part of the Base Indenture for all purposes in respect of the Senior Preferred Notes or otherwise as applicable.

Section 4.02. Confirmation of Indenture. The Senior Preferred Debt Securities Indenture, with respect to the Senior Preferred Notes or otherwise as applicable, is in all respects ratified and confirmed, and the Base Indenture, this First Supplemental Indenture and all indentures supplemental thereto shall, in respect of the Senior Preferred Notes or otherwise as applicable, be read, taken and construed as one and the same instrument. This First Supplemental Indenture constitutes an integral part of the Senior Preferred Debt Securities Indenture and, where applicable, with respect to the Senior Preferred Notes. In the event of a conflict between the terms and conditions of the Base Indenture and the terms and conditions of this First Supplemental Indenture, the terms and conditions of this First Supplemental Indenture shall prevail where applicable.

Section 4.03. Concerning the Trustee. The Trustee does not make any representations as to the validity, sufficiency or adequacy of this First Supplemental Indenture or the Senior Preferred Notes. The recitals and statements herein and in the Senior Preferred Notes are deemed to be those of the Company and not the Trustee. In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Base Indenture relating to the conduct of or affecting the liability of or affording protection to the Trustee.

Section 4.04. Governing Law. The Senior Preferred Debt Securities Indenture and the Senior Preferred Notes shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to the choice of law provisions), except for Section 2.02 of the Senior Preferred Debt Securities Indenture, Section 2.01(r) of this First Supplemental Indenture and the status provisions of the Senior Preferred Notes, which shall be governed by and construed in accordance with the laws of the Kingdom of Spain, and except that the authorization and execution by the Company of the Senior Preferred Debt Securities Indenture and the Senior Preferred Notes shall be governed by (in addition to the laws of the State of New York relevant to execution) the respective jurisdictions of organization of the Company and the Trustee, as the case may be.

Section 4.05. Separability. In case any provision contained in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.06. Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile, email or other electronic format (e.g., PDF, “tif” or “jpg”) transmission and other electronically imaged signatures (including, without limitation, DocuSign and AdobeSign) shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, email or electronic format (e.g., PDF, “tif” or “jpg”) shall be deemed to be their original signatures for all purposes. This First Supplemental Indenture and any indenture supplemental hereto and any other document, certificate or opinion delivered in connection with this First Supplemental Indenture, such supplemental indenture or the issuance and delivery of the Senior Preferred Debt Securities may be signed by or on behalf of the Company and the Trustee by manual, facsimile or pdf or other electronically imaged signature (including, without limitation, DocuSign and AdobeSign).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first written above.

BANCO SANTANDER, S.A., as Issuer

By:	/s/ Silvana Leticia Borgatti Casale
Name: Silvana Leticia Borgatti Casale
Title: Authorized Signatory

THE BANK OF NEW YORK MELLON, London Branch, as Trustee

By:	/s/ Martin Olcese
Name: Martin Olcese
Title: Vice President

THE BANK OF NEW YORK MELLON, Luxembourg Branch, as Registrar

By:	/s/ Martin Olcese
Name: Martin Olcese
Title: Vice President

[Signature Page to First Supplemental Indenture]

EXHIBIT A

FORM OF GLOBAL NOTE

THIS NOTE IS A GLOBAL SECURITY AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY AS THE DEPOSITARY (AS DEFINED IN THE SENIOR PREFERRED DEBT SECURITIES INDENTURE GOVERNING THIS NOTE), OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO THE BASE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 3.05 OF THE BASE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 3.09 OF THE BASE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SENIOR PREFERRED NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS GLOBAL SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY GLOBAL SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THE RANKING OF THIS NOTE IS SET FORTH IN SECTION 2.02 OF THE SENIOR PREFERRED DEBT SECURITIES INDENTURE, AND SECTION 2.01(r) OF THE FIRST SUPPLEMENTAL INDENTURE, AND THIS NOTE IS ISSUED SUBJECT TO THE PROVISIONS OF SUCH SECTIONS 2.02 AND 2.01(r), RESPECTIVELY, AND THE HOLDER OF THIS NOTE, BY ACCEPTING THE SAME, AGREES TO AND SHALL BE BOUND BY SUCH PROVISIONS. THE PROVISIONS OF SECTION 2.02 OF THE SENIOR PREFERRED DEBT SECURITIES INDENTURE, SECTION 2.01(r) OF THE FIRST SUPPLEMENTAL INDENTURE AND THE TERMS OF THIS PARAGRAPH ARE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE KINGDOM OF SPAIN.

CUSIP No. 05971K AK5

ISIN No. US05971KAK51

SERIES 115 0.701% SENIOR PREFERRED FIXED-TO-FIXED RATE NOTES DUE 2024

Issued by

BANCO SANTANDER, S.A.

No.	$

BANCO SANTANDER, S.A., a sociedad anónima, incorporated under the laws of the Kingdom of Spain (herein called the “Company”, which term includes any successor person under the Senior Preferred Debt Securities Indenture (as defined on the reverse hereof)), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of $ ( dollars) on June 30, 2024 (the “Maturity Date”) or on such earlier date as the principal hereof may become due in accordance with the terms hereof and to pay interest thereon semi-annually in arrears on June 30 and December 30 of each year, commencing on December 30, 2021, and ending on June 30, 2024 (each, an “Interest Payment Date”). Interest so payable on any Interest Payment Date shall be paid to the Holder in whose name this Note is registered on the 15th calendar day immediately preceding the relevant Interest Payment Date, whether or not such day is a Business Day, as defined in the Senior Preferred Debt Securities Indenture (each a “Regular Record Date”).

From (and including) the date of issuance to (and excluding) June 30, 2023 (the “Reset Date”), interest on this Note will be payable at a fixed rate of 0.701% per annum. From (and including) the Reset Date to (but excluding) the Maturity Date (the “Reset Period”), interest on the Senior Preferred Notes will be payable at a fixed rate equal to the applicable U.S. Treasury Rate as of the second business day preceding the Reset Date (the “Reset Determination Date”), plus 0.450% per annum.

Payments of interest on this Note shall be computed on the basis of a 360-day year divided into twelve months of 30 days each and, in the case of an incomplete month, the actual number of days elapsed in such month.

Payment of the principal amount of and any interest on, this Note will be made by wire transfer of immediately available funds in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Such payment shall be made to the Holder including through a Paying Agent of the Company for collection by the Holder. If the date for payment of the principal amount hereof or interest thereon is not a Business Day, then (subject as provided in the Senior Preferred Debt Securities Indenture) such payment shall be made on the next succeeding Business Day with the same force and effect as if made on such date for payment, provided that no interest shall accrue on such payment for the period from and after such payment date.

The Senior Preferred Notes are issuable in minimum denominations of $200,000 and integral multiples of $200,000 in excess thereof.

For information purposes only, without any substantive effect whatsoever and solely in order to comply with Article 413(d) of the Spanish Companies Law (Ley de Sociedades de Capital), approved by Royal Decree 1/2010, of July 2, to the extent applicable, it is hereby noted that the initial aggregate principal amount of the Senior Preferred Notes, i.e., US$1,500,000,000, was equivalent to approximately €1,255,125,094, at the European Central Bank reference exchange rate as of June 23, 2021 of US$1.1951 per €1.00. Amounts due on the Notes shall not under any circumstances whatsoever be payable in any currency other than U.S. Dollars.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner of such Note for the purpose of receiving payment of principal and interest, if any, on and any Additional Amounts with respect to such Note and for all other purposes whatsoever, whether or not such Note be overdue, and neither the Company, the Trustee nor any agent of the Company or the Trustee shall be affected by notice to the contrary.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee referred to on the reverse hereof by manual, PDF or other electronically imaged signature (including, without limitation, DocuSign and AdobeSign), this Note shall not be entitled to any benefit under the Senior Preferred Debt Securities Indenture or be valid or obligatory for any purpose.

Notwithstanding any other term of this Note or any other agreements, arrangements, or understandings between the Company and any Holder of the Senior Preferred Notes, by its acquisition of this Note, each Holder (which includes each holder of a beneficial interest in this Note) acknowledges, accepts, consents to and agrees: (i) to be bound by the effect of the exercise of the Bail-in Power by the Relevant Resolution Authority, which may include and result in any of the following, or some combination thereof: the reduction of all, or a portion, of the Amounts Due on a permanent basis; the conversion of all, or a portion, of the Amounts Due into Common Equity Tier 1 instruments, other securities or other obligations of the Company or another person (and the issue to the Holder of such Common Equity Tier 1 instruments, securities or obligations), including by means of an amendment, modification or variation of the terms of the Senior Preferred Notes, in which case the Holder agrees to accept in lieu of its rights under this Note, any such Common Equity Tier 1 instruments, other securities or other obligations of the Company or another person; the cancellation of this Note or Amounts Due; the amendment or alteration of the maturity of this Note or amendment of the interest payable on this Note, or the date on which the interest becomes payable, including by suspending payment for a temporary period; and (ii) that the terms of this Note are subject to, and may be varied, if necessary, to give effect to, the exercise of the Bail-in Power by the Relevant Resolution Authority:

“Amounts Due” means the principal amount of, premium, if any, together with any accrued but unpaid interest, and Additional Amounts, if any, due on the Senior Preferred Notes. References to such amounts will include amounts that have become due and payable, but which have not been paid, prior to the exercise of the Bail-in Power by the Relevant Resolution Authority.

“Bail-in Power” means any power existing from time to time under, and exercised in compliance with, any laws, regulations, rules or requirements in effect in the Kingdom of Spain, relating to (i) the transposition of the BRRD, and in particular its article 59 (including but not limited to, Law 11/2015, RD 1012/2015 and any other implementing regulations), (ii) the SRM Regulation and (iii) the instruments, rules or standards created thereunder, pursuant to which any obligation of a Regulated Entity (or an affiliate of such Regulated Entity) can be reduced, cancelled, suspended, modified, or converted into shares, other securities, or other obligations of such Regulated Entity (or affiliate of such Regulated Entity).

“BRRD” means Directive 2014/59/EU of 15 May establishing the framework for the recovery and resolution of credit institutions and investment firms or such other directive as may amend or come into effect in place thereof (including the BRRD II), as implemented into law by Law 11/2015 and RD 1012/2015, as amended or replaced from time to time and including any other relevant implementing regulatory provisions.

“BRRD II” means Directive (EU) 2019/879 of the European Parliament and of the Council of 20 May 2019 amending Directive 2014/59/EU as regards the loss-absorbing and recapitalisation capacity of credit institutions and investment firms and Directive 98/26/EC.

“Law 11/2015” means Law 11/2015 of 18 June, on recovery and resolution of credit institutions and investment firms (Ley 11/2015, de 18 de junio, de recuperación y resolución de entidades de crédito y empresas de servicios de inversión) as amended or replaced from time to time.

“RD 1012/2015” means Royal Decree 1012/2015, of 6 November developing Law 11/2015, as amended or superseded from time to time.

“Regulated Entity” means any entity to which BRRD, as implemented in the Kingdom of Spain (including but not limited to, Law 11/2015, RD 1012/2015 and any other implementing regulations), or any other Spanish law relating to the Bail-in Power, applies, which includes, certain credit institutions, investment firms, and certain of their parent or holding companies.

“Relevant Resolution Authority” means the Spanish Fund for the Orderly Restructuring of Banks, the Bank of Spain, the European Single Resolution Board, as the case may be, according to Law 11/2015, and any other entity with the authority to exercise the Bail-in Power or any other resolution power from time to time.

“SRM Regulation” means Regulation (EU) No. 806/2014 of the European Parliament and of the Council of 15 July 2014, establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of the Single Resolution Mechanism and the Single Resolution Fund and amending Regulation (EU) No. 1093/2010, as amended or replaced from time to time (including by the SRM Regulation II).

“SRM Regulation II” means Regulation (EU) 2019/877 of the European Parliament and of the Council of 20 May 2019 amending Regulation (EU) No 806/2014 as regards the loss-absorbing and recapitalization capacity of credit institutions and investment firms.

The public deed of issuance (escritura de emisión) related to the Senior Preferred Notes represented hereby was executed on June 28, 2021 before Mr. Rafael Martínez Díe with the number 3243 of his records.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

Dated:

BANCO SANTANDER, S.A., as Issuer

By:
Name:
Title:

[Global Note Signature Page]

CERTIFICATE OF AUTHENTICATION

This is one of the Senior Preferred Debt Securities of the series designated herein referred to in the within-mentioned Senior Preferred Debt Securities Indenture.

Dated:

THE BANK OF NEW YORK MELLON, London Branch, as Trustee

By:
Name:
Title:

[Global Note Signature Page]

[REVERSE OF SECURITY]

This Note is one of a duly authorized issue of securities of the Company of the series designated Series 115 0.701% Senior Preferred Fixed Rate Notes due 2024 (herein called the “Senior Preferred Notes”) issued and to be issued in one or more series under a Senior Preferred Debt Securities Indenture, dated as of June 30, 2021 (herein called the “Base Indenture”), between the Company, as issuer, and The Bank of New York Mellon, London Branch, as trustee (herein called the “Trustee”, which term includes any successor trustee under the Base Indenture), as amended and supplemented by the First Supplemental Indenture, dated as of June 30, 2021, among the Company, The Bank of New York Mellon, London Branch, as Trustee, Calculation Agent and Principal Paying Agent, and The Bank of New York Mellon, Luxembourg Branch, as Senior Preferred Debt Securities Registrar (the “First Supplemental Indenture”, and, the Base Indenture, as amended and supplemented by the First Supplemental Indenture, the “Senior Preferred Debt Securities Indenture”) to which Senior Preferred Debt Securities Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company and the Trustee and the Holders of the Senior Preferred Notes and of the terms upon which the Senior Preferred Notes are, and are to be, authenticated and delivered. Capitalized terms used herein are used as defined in the Senior Preferred Debt Securities Indenture unless otherwise indicated. The terms of the Senior Preferred Notes include those stated in the Senior Preferred Debt Securities Indenture. The Senior Preferred Notes are subject to all such terms, and Holders are referred to the Senior Preferred Debt Securities Indenture for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Senior Preferred Debt Securities Indenture, the terms of the Senior Preferred Debt Securities Indenture will control.

This Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to $1,500,000,000; provided, that the Company may, from time to time, without the consent of the Holders of the Senior Preferred Notes, issue additional Senior Preferred Debt Securities under the Senior Preferred Debt Securities Indenture, having the same ranking and same interest rate, maturity, redemption terms and other terms, except for the price to the public, original interest accrual date, issue date and first interest payment date, as the Senior Preferred Notes; provided, however, that such additional Senior Preferred Notes will not have the same CUSIP, ISIN or other identifying number as the outstanding Senior Preferred Notes unless the additional Senior Preferred Notes are fungible with the Senior Preferred Notes for U.S. federal income tax purposes. Any such additional Senior Preferred Notes, together with the Senior Preferred Notes, will constitute a single series of Senior Preferred Notes under the Senior Preferred Debt Securities Indenture and shall be included in the definition of “Senior Preferred Debt Securities” in the Base Indenture where the context requires.

The payment obligations of the Company under the Senior Preferred Notes on account of principal constitute direct, unconditional, unsubordinated and unsecured obligations (créditos ordinarios) of the Company and, upon the insolvency of Banco Santander (but subject to any other ranking that may apply as a result of any mandatory provision of law (or otherwise)), such payment obligations in respect of principal rank (i) pari passu among themselves and with any Senior Higher Priority Liabilities (as defined below) and (ii) senior to (x) any Senior Non Preferred Liabilities (as defined below) and (y) any present and future subordinated obligations (créditos subordinados) of the Company in accordance with Article 281 of the Spanish Insolvency Law (as defined below).

Claims of Holders of Senior Preferred Notes in respect of interest accrued but unpaid as of the commencement of any insolvency procedure in respect of the Company shall constitute subordinated claims (créditos subordinados) against the Company ranking in accordance with the provisions of Article 281.1.3º of the Spanish Insolvency Law and no further interest shall accrue from the date of the declaration of insolvency of the Company.

The obligations of the Company under the Senior Preferred Notes are subject to the Bail-in Power.

“Law 11/2015” means Law 11/2015 of 18 June, on recovery and resolution of credit institutions and investment firms (Ley 11/2015, de 18 de junio, de recuperación y resolución de entidades de crédito y empresas de servicios de inversión) as amended or replaced from time to time.

“Senior Higher Priority Liabilities” means the unsubordinated and unsecured obligations (créditos ordinarios) of the Company (including any Senior Preferred Notes), other than the Senior Non Preferred Liabilities.

“Senior Non Preferred Liabilities” means any unsubordinated and unsecured senior non preferred obligations (créditos ordinarios no preferentes) of the Company under Additional Provision 14.2º of Law 11/2015 (including any Senior Preferred Notes) and any other obligations which, by law and/or by their terms, and to the extent permitted by Spanish law, rank pari passu with the Senior Non Preferred Liabilities.

“Spanish Insolvency Law” means the restated text of the Spanish Insolvency Law (Ley Concursal) approved by the Royal Decree-Legislative 1/2020, of 5 May, as amended from time to time.

The provisions of Section 2.02 of the Senior Preferred Debt Securities Indenture, and Section 2.01(r) of the First Supplemental Indenture shall apply only to rights or claims payable with respect to the Senior Preferred Notes and nothing herein shall affect or prejudice the payment of the costs, charges, expenses, liabilities, indemnity or remuneration of the Trustee, the first lien rights of the Trustee under Section 6.08 of the Base Indenture, or the rights and remedies of the Trustee in respect thereof.

The Company agrees with respect to the Senior Preferred Notes and each Holder of the Senior Preferred Notes, by his or her acquisition of the Senior Preferred Notes will be deemed to have agreed to the ranking as described herein. Each such Holder will be deemed to have irrevocably waived his or her rights of priority which would otherwise be accorded to him or her under the laws of Spain, to the extent necessary to effectuate the ranking provisions of the Senior Preferred Notes. In addition, each Holder of the Senior Preferred Notes by his or her acquisition of such Senior Preferred Notes authorizes and directs the Trustee on his or her behalf to take such action as may be necessary or appropriate to effectuate the ranking of such Senior Preferred Notes as provided in the Senior Preferred Debt Securities Indenture, and as summarized herein and appoints the Trustee as his or her attorney-in-fact for any and all such purposes.

Notwithstanding any other term of this Note or any other agreements, arrangements, or understandings between the Company and any Holder of the Senior Preferred Notes, by its acquisition of this Note, each Holder (which includes each holder of a beneficial interest in this Note) acknowledges, accepts, consents to and agrees: (i) to be bound by the effect of the exercise of the Bail-in Power by the Relevant Resolution Authority, which may include and result in any of the following, or some combination thereof: the reduction of all, or a portion, of the Amounts Due on a permanent basis; the conversion of all, or a portion, of the Amounts Due into Common Equity Tier 1 instruments, other securities or other obligations of the Company or another person (and the issue to the Holder of such Common Equity Tier 1 instruments, securities or obligations), including by means of an amendment, modification or variation of the terms of the Senior Preferred Notes, in which case the Holder agrees to accept in lieu of its rights under this Note, any such Common Equity Tier 1 instruments, other securities or other obligations of the Company or another person; the cancellation of this Note or Amounts Due; the amendment or alteration of the maturity of this Note or amendment of the interest payable on this Note, or the date on which the interest becomes payable, including by suspending payment for a temporary period; and (ii) that the terms of this Note are subject to, and may be varied, if necessary, to give effect to, the exercise of the Bail-in Power by the Relevant Resolution Authority:

“Amounts Due” means the principal amount of, premium, if any, together with any accrued but unpaid interest, and Additional Amounts, if any, due on the Senior Preferred Notes. References to such amounts will include amounts that have become due and payable, but which have not been paid, prior to the exercise of the Bail-in Power by the Relevant Resolution Authority.

“Bail-in Power” means any power existing from time to time under, and exercised in compliance with, any laws, regulations, rules or requirements in effect in the Kingdom of Spain, relating to (i) the transposition of the BRRD, and in particular its article 59 (including but not limited to, Law 11/2015, RD 1012/2015 and any other implementing regulations), (ii) the SRM Regulation and (iii) the instruments, rules or standards created thereunder, pursuant to which any obligation of a Regulated Entity (or an affiliate of such Regulated Entity) can be reduced, cancelled, suspended, modified, or converted into shares, other securities, or other obligations of such Regulated Entity (or affiliate of such Regulated Entity).

“BRRD” means Directive 2014/59/EU of 15 May establishing the framework for the recovery and resolution of credit institutions and investment firms or such other directive as may amend or come into effect in place thereof (including the BRRD II), as implemented into law by Law 11/2015 and RD 1012/2015, as amended or replaced from time to time and including any other relevant implementing regulatory provisions.

“BRRD II” means Directive (EU) 2019/879 of the European Parliament and of the Council of 20 May 2019 amending Directive 2014/59/EU as regards the loss-absorbing and recapitalisation capacity of credit institutions and investment firms and Directive 98/26/EC.

“Law 11/2015” means Law 11/2015 of 18 June, on recovery and resolution of credit institutions and investment firms (Ley 11/2015, de 18 de junio, de recuperación y resolución de entidades de crédito y empresas de servicios de inversión) as amended or replaced from time to time.

“RD 1012/2015” means Royal Decree 1012/2015, of 6 November developing Law 11/2015, as amended or superseded from time to time.

“Regulated Entity” means any entity to which BRRD, as implemented in the Kingdom of Spain (including but not limited to, Law 11/2015, RD 1012/2015 and any other implementing regulations), or any other Spanish law relating to the Bail-in Power, applies, which includes, certain credit institutions, investment firms, and certain of their parent or holding companies.

“Relevant Resolution Authority” means the Spanish Fund for the Orderly Restructuring of Banks, the Bank of Spain, the European Single Resolution Board, as the case may be, according to Law 11/2015, and any other entity with the authority to exercise the Bail-in Power or any other resolution power from time to time.

“SRM Regulation” means Regulation (EU) No. 806/2014 of the European Parliament and of the Council of 15 July 2014, establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of the Single Resolution Mechanism and the Single Resolution Fund and amending Regulation (EU) No. 1093/2010, as amended or replaced from time to time (including by the SRM Regulation II).

“SRM Regulation II” means Regulation (EU) 2019/877 of the European Parliament and of the Council of 20 May 2019 amending Regulation (EU) No 806/2014 as regards the loss-absorbing and recapitalization capacity of credit institutions and investment firms.

The exercise of the Bail-in Power by the Relevant Resolution Authority with respect to the Senior Preferred Notes shall not constitute an event of default and the terms and conditions of the Senior Preferred Notes shall continue to apply in relation to the residual principal amount of, or outstanding amount payable with respect to, the Senior Preferred Notes subject to any modification of the amount of distributions payable to reflect the reduction of the principal amount, and any further modification of the terms that the Relevant Resolution Authority may decide in accordance with applicable laws and regulations relating to the resolution of credit institutions, investment firms and/or Company entities incorporated in the relevant member state.

No repayment or payment of Amounts Due, if any, on the Senior Preferred Notes, will become due and payable or be paid after the exercise of any Bail-in Power by the Relevant Resolution Authority if and to the extent such amounts have been reduced, converted, cancelled, amended or altered as a result of such exercise.

By its acquisition of this Note, each Holder of this Note, (which, for the purposes of this clause, includes each Holder of a beneficial interest in this Note), to the extent permitted by the Trust Indenture Act, will waive any and all claims, in law and/or in equity, against the Trustee for, agree not to initiate a suit against the Trustee in respect of, and agree that the Trustee will not be liable for, any action that the Trustee takes, or abstains from taking, in either case in accordance with the exercise of the Bail-in Power by the Relevant Resolution Authority with respect to this Note.

Additionally, by its acquisition of this Note, each Holder of this Note acknowledges and agrees that, upon the exercise of the Bail-in Power by the Relevant Resolution Authority:

(i) the Trustee will not be required to take any further directions from the Holders of the Senior Preferred Notes with respect to any portion of the Senior Preferred Notes that are written-down, converted to equity and/or cancelled under the Senior Preferred Debt Securities Indenture, which authorizes Holders of a majority in aggregate outstanding principal amount of the outstanding Senior Preferred Notes to direct certain actions relating to the Senior Preferred Notes; and

(ii) the Senior Preferred Debt Securities Indenture will not impose any duties upon the Trustee whatsoever with respect to the exercise of the Bail-in Power by the Relevant Resolution Authority;

provided, however, that notwithstanding the exercise of the Bail-in Power by the Relevant Resolution Authority, so long as the Senior Preferred Notes remain outstanding, there will at all times be a Trustee for the Senior Preferred Notes in accordance with the Senior Preferred Debt Securities Indenture, and the resignation and/or removal of the Trustee and the appointment of a successor Trustee will continue to be governed by the Base Indenture, including to the extent no additional supplemental indenture or amendment is agreed upon in the event the Senior Preferred Notes remain outstanding following the completion of the exercise of the Bail-in Power.

By its acquisition of this Note, each Holder of this Note acknowledges and agrees that neither a cancellation or deemed cancellation of the principal or interest (in each case, in whole or in part), nor the exercise of the Bail-in Power by the Relevant Resolution Authority with respect to the Senior Preferred Notes will give rise to a default for purposes of Section 315(b) (Notice of Default) and Section 315(c) (Duties of the Trustee in Case of Default) of the Trust Indenture Act.

By purchasing this Note, each Holder (including each beneficial owner) of this Note shall be deemed to have authorized, directed and requested DTC and any direct participant in DTC or other intermediary through which it holds this Note to take any and all necessary action, if required, to implement the exercise of the Bail-in Power with respect to the Senior Preferred Notes as it may be imposed, without any further action or direction on the part of such Holder.

Each Holder of this Note also acknowledges and agrees that the foregoing description of the Bail-in Power and its exercise is exhaustive on the matters described herein to the exclusion of any other agreements, arrangements or understandings relating to the application of any Bail-in Power to the Senior Preferred Notes.

Each Holder of this Note that acquires such Senior Preferred Notes in the secondary market (including each beneficial owner) shall be deemed to acknowledge, agree to be bound by and consent to the same provisions specified herein to the same extent as the Holders of the Senior Preferred Notes that acquire the Senior Preferred Notes upon their initial issuance, including, without limitation, with respect to the acknowledgment and agreement to be bound by and consent to the terms of the Senior Preferred Notes, including in relation to the Bail-in-Power.

Additional terms of the Senior Preferred Notes, including but not limited to events of default, remedies, payment of additional amounts in respect of withholding tax, substitution and variation of the Senior Preferred Notes upon certain regulatory events, and amendment are set forth in the Senior Preferred Debt Securities Indenture.

The Senior Preferred Debt Securities Indenture and the Senior Preferred Notes shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to the choice of law provisions), except for Section 2.02 of the Senior Preferred Debt Securities Indenture, Section 2.01(r) of the First Supplemental Indenture and the status of the Senior Preferred Notes, which shall be governed by and construed in accordance with the laws of The Kingdom of Spain, and except that the authorization and execution by the Company of the Senior Preferred Debt Securities Indenture and the Senior Preferred Notes shall be governed by (in addition to the laws of the State of New York relevant to execution) the respective jurisdictions of organization of the Company and the Trustee, as the case may be.

The Senior Preferred Notes and this Note have been issued in the State of New York.